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EXHIBIT 99.1

January 30, 2003

Dow Reports 2002 Results

Fourth Quarter of 2002 Highlights

  •
  Sales for the quarter were $6.9 billion, up 9 percent from a year ago, reflecting 6 percent higher price and 3 percent higher volume.

  •
  The quarter was negatively impacted by a 35 percent increase in feedstock and energy costs compared to same quarter last year.

  •
  Results for the quarter were impacted by a pretax charge of $828 million related to Union Carbide Corporation's potential asbestos-related liability and a pretax charge of $225 million for merger-related expenses and restructuring.

  •
  The Company reported a loss in net income of $809 million and a loss in earnings per share of $0.89. Excluding unusual items, net income was a loss of $172 million and earnings per share were a loss of $0.18.

2002 Highlights

  •
  Sales were $27.4 billion, with a 6 percent decrease in price and a 5 percent increase in volume, compared with 2001 sales of $27.8 billion.

  •
  Prices fell more than feedstock and energy costs, with a negative impact of approximately $850 million on margins.

  •
  The Company reported a loss in net income of $338 million and a loss in earnings per share of $0.37. Excluding unusual items, net income was $290 million and earnings per share were $0.34.

	3 Months Ended December 31		12 Months Ended December 31
(In millions, except for per share amounts)
	2002	2001	2002	2001
Net Sales	$6,914	$6,346	$27,434	$27,805
Earnings (Loss) Before Interest, Income Taxes and Minority Interests (EBIT)	(1,097)	106	86	35
Earnings (Loss) Per Common Share	$(0.89)	$(0.04)	$(0.37)	$(0.43)
Excluding Unusual Items:
EBIT	$(99)	$144	$1,165	$1,347
Earnings (Loss) Per Common Share	$(0.18)	$(0.01)	$0.34	$0.52

Review of Fourth Quarter Results

        The Dow Chemical Company today announced fourth quarter sales of $6.9 billion, compared with $6.3 billion a year ago. The Company recorded a loss in quarterly earnings before interest, income taxes and minority interests (EBIT) of $1.1 billion, a loss in net income of $809 million and a loss in earnings per share of $0.89. Two significant items impacted results for the quarter: $828 million pretax charge by Union Carbide Corporation (Union Carbide) for asbestos-related expenses, and pretax merger-related expenses and restructuring of $225 million. (See "Supplemental Information" at the end of this release for additional information regarding unusual items in 2002 and 2001.)

        Excluding unusual items, Dow reported a loss in EBIT of $99 million, a loss in net income of $172 million and a loss in earnings per share of $0.18 for the fourth quarter of 2002. The substantial decline in EBIT compared with a year ago was principally the result of a margin squeeze in Dow's chemicals and plastics businesses. A 6 percent increase in prices in the quarter was not enough to offset a 35 percent increase in feedstock and energy costs compared to the same quarter last year, resulting in a margin squeeze of approximately $200 million.

        "This has been a very disappointing quarter. It highlights the urgent need for a more disciplined and focused approach to cost control and the continued requirement to increase prices to offset higher feedstock and energy costs," said William S. Stavropoulos, Dow's CEO.

        Sales for the quarter increased 9 percent from a year ago, reflecting 6 percent higher price and 3 percent higher volume. Volume was up in all segments, except for Agricultural Sciences. On a geographic basis, volume growth was strongest in Latin America and Asia Pacific and weakest in the United States. Double-digit price increases were recorded for the combined basic segments, compared to relatively flat prices for the performance segments.

        Performance Plastics EBIT improved compared with a year ago, despite the sharp rise in feedstock costs. Modest price improvements in Polyurethanes and Epoxies, and better results in Licensing, combined to offset the higher costs. Performance Chemicals EBIT declined compared with last year because of higher feedstock costs, which primarily impacted Emulsion Polymers and Oxide Derivatives. Volume improved in most businesses in the segment. Results also benefited from the continued realization of cost synergies from the Union Carbide merger and other acquisitions.

        Agricultural Sciences sales and EBIT declined compared with a year ago, primarily due to lower volumes. Volume was down sharply in Asia Pacific, reflecting adverse climate impacts from a drought in Australia and monsoons in India. Volume also declined in North America and Europe due to last year's high levels of pre-buying for the spring season which were not repeated in 2002. Prices were down in Latin America, but were relatively stable in all other regions.

        EBIT, excluding unusual items, in the Plastics segment was about flat with last year, as higher price and volume helped mitigate the sharp rise in feedstock costs. Volume gains were particularly strong in Asia Pacific and Latin America, with over 15 percent growth in both regions. EBIT in the Chemicals segment declined principally due to the rise in natural gas prices, which pushed U.S. energy costs up nearly 60 percent compared with a year ago. Price increases of 6 percent were not sufficient to offset these higher costs.

        During the fourth quarter of 2002, a pretax charge of $828 million was recorded by Union Carbide for the estimated cost of resolving pending and future asbestos claims. Analysis, Research & Planning Corporation (ARPC), a consulting firm with broad experience in estimating liabilities associated with mass tort litigation including asbestos, provided Union Carbide with an analysis of its potential asbestos liability. Union Carbide had asked ARPC to explore whether it would be possible to estimate the cost of resolving pending and future asbestos-related personal injury claims that have been, and could reasonably be expected to be, filed against Union Carbide and Amchem Products, Inc., a former subsidiary of Union Carbide. Based on the results of ARPC's analysis, Union Carbide increased the reserve for its asbestos-related liabilities for pending and future claims at December 31, 2002 to $2.2 billion. Union Carbide also increased the receivable for insurance recoveries related to asbestos liability to $1.35 billion at December 31, 2002. This resulted in a net income statement impact to Union Carbide of $828 million on a pretax basis, or $522 million on an after-tax basis, in the fourth quarter of 2002.

        "We recognize that the asbestos issue has created uncertainty for investors. We believe that quantifying the cost of resolving Carbide's asbestos claims will alleviate that uncertainty and enable our company to realize its full value," said Stavropoulos. "This does not signal any change in Union Carbide's legal strategy."

        Additionally, the Company recorded a pretax charge of $225 million for merger-related expenses and restructuring, which included severance payments and merger integration costs, as well as write-offs of assets in Canada, South Africa and the United States.

        Also in the fourth quarter, Dow recorded a reduction to stockholders' equity of $1.3 billion due to the decline in market value of Dow's pension fund portfolio and lower discount rate assumptions. This charge had no impact on earnings or cash flow.

Review of Year-End Results

        Dow reported annual sales of $27.4 billion, a decline of 1 percent from a year ago. The company reported positive EBIT for the year of $86 million, net income was a loss of $338 million, and earnings per share were a loss of $0.37. Excluding unusual items, EBIT was $1.2 billion, net income was $290 million and earnings per share were $0.34. (See "Supplemental Information" at the end of this release.)

        Overall volume increased 5 percent from a year ago. Excluding the impact of acquisitions and divestitures, volume increased 3 percent. Prices declined 6 percent, or $1.7 billion, exceeding an $850 million reduction in feedstock and energy costs. This resulted in a margin squeeze of approximately $850 million for the year.

        Excluding unusual items, the combined performance segments posted slightly higher EBIT for the year as cost synergies from recent acquisitions, plus the impact of Six Sigma efforts, overcame the impact of lower prices. These segments provided the vast majority of earnings for the Company. In the basics segments, EBIT declined from a year ago, reflecting the continued trough conditions in the Chemicals segment, as margins were compressed due to price declines.

        Dow fully completed the integration of Union Carbide in 2002, achieving cost synergies of $1.2 billion, ahead of schedule and above expectations. Associated with the Union Carbide acquisition was a workforce reduction of 5,500.

        Commenting on the Company's results, Stavropoulos said that, "Despite extended trough conditions in the chemical industry, we are taking concerted action to make 2003 a better year than 2002. Although we expect the first quarter of the year to be particularly challenging due to rising feedstock and energy costs, it is not our intention to simply wait for conditions to get better. We are taking specific steps to reach our key objectives in 2003: to improve our earnings and restore our financial strength."

        The Company will host a live audio Webcast of its earnings conference call with investors to discuss Dow's business results and outlook at 10 a.m. EST today on www.dow.com. A replay of the Webcast will be available on Dow's Web site until mid-February.

        Dow is a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $27 billion, Dow serves customers in more than 170 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its approximately 50,000 employees seek to balance economic, environmental and social responsibilities. Union Carbide Corporation is a wholly owned subsidiary of The Dow Chemical Company.

Supplemental Information

        The following tables show the impact of the unusual items recorded in the three-month and twelve-month periods ended December 31, 2002 and 2001 on earnings (loss) before interest, income taxes and minority interests ("EBIT"); net income (loss); and earnings (loss) per common share—diluted.

Description of Unusual Items—Fourth Quarter of 2002 and 2001

        Results in the fourth quarter of 2002 were impacted by additional merger-related expenses and restructuring costs of $225 million (which included one-time merger and integration costs of $12 million, additional merger-related severance of $45 million, as well as asset write-downs and impairments of $131 million and severance of $37 million related to restructuring activities); a charge of $828 million related to potential asbestos liabilities of Union Carbide Corporation; an $8 million restructuring charge (Dow's share) recorded by DuPont Dow Elastomers; and a gain of $63 million on the sale of Oasis Pipeline.

        In the fourth quarter of 2001, earnings were impacted by additional merger-related expenses and restructuring costs of $33 million; and a $5 million reinsurance company loss on the World Trade Center (WTC).

	EBIT Three Months Ended		Net Income Three Months Ended		Earnings Per Share Three Months Ended
In millions, except per share amounts	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2001
Unusual items:
Merger-related expenses and restructuring	$(225)	$(33)	$(147)	$(22)	$(0.17)	$(0.03)
Asbestos-related charge	(828)	—	(522)	—	(0.57)	—
Reinsurance company loss on WTC	—	(5)	—	(3)	—	(0.00)
DuPont Dow Elastomers restructuring	(8)	—	(8)	—	(0.01)	—
Gain on sale of Oasis Pipeline	63	—	40	—	0.04	—

Total unusual items	$(998)	$(38)	$(637)	$(25)	$(0.71)	$(0.03)

As reported	$(1,097)	$106	$(809)	$(37)	$(0.89)	$(0.04)
Excluding unusual items	$(99)	$144	$(172)	$(12)	$(0.18)	$(0.01)

Description of Unusual Items—Year-to-Date 2002 and 2001

        In addition to the unusual items described above for the fourth quarter of 2002, earnings for the year were impacted by: additional merger-related expenses and restructuring costs of $55 million (which included $5 million of severance related to a workforce reduction program at Dow AgroSciences); a $10 million restructuring charge (Dow's share) recorded by UOP LLC; goodwill impairment losses of $16 million related to investments in nonconsolidated affiliates; and a net after-tax gain of $67 million related to the adoption of two new accounting standards (SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets").

        In the four quarters of 2001, earnings were impacted by: a special charge of $1,487 million for costs related to the Union Carbide merger; a charge of $69 million for purchased in-process research and development costs associated with the acquisition of Rohm and Haas' agricultural chemicals business; an $11 million reinsurance company loss on the WTC; an $11 million restructuring charge (Dow's share) recorded by Dow Corning; a gain of $266 million on the sale of stock in Schlumberger Ltd; and an after-tax transition adjustment gain of $32 million related to the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."

	EBIT Twelve Months Ended		Net Income Twelve Months Ended		Earnings Per Share Twelve Months Ended
In millions, except per share amounts	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2001
Unusual items:
Merger-related expenses and restructuring	$(280)	$(1,487)	$(182)	$(992)	$(0.21)	$(1.10)
Asbestos-related charge	(828)	—	(522)	—	(0.57)	—
Purchased in-process R&D	—	(69)	—	(43)	—	(0.05)
Reinsurance company loss on WTC	—	(11)	—	(8)	—	(0.01)
Dow Corning restructuring	—	(11)	—	(11)	—	(0.01)
UOP restructuring	(10)	—	(7)	—	(0.01)	—
DuPont Dow Elastomers restructuring	(8)	—	(8)	—	(0.01)	—
Goodwill impairment losses in nonconsolidated affiliates	(16)	—	(16)	—	(0.02)	—
Gain on sale of Schlumberger stock	—	266	—	168	—	0.18
Gain on sale of Oasis Pipeline	63	—	40	—	0.04	—
Cumulative effect of changes in accounting principles	—	—	67	32	0.07	0.04

Total unusual items	$(1,079)	$(1,312)	$(628)	$(854)	$(0.71)	$(0.95)

As reported	$86	$35	$(338)	$(385)	$(0.37)	$(0.43)
Excluding unusual items	$1,165	$1,347	$290	$469	$0.34	$0.52

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

THE DOW CHEMICAL COMPANY—4Q02 EARNINGS
FINANCIAL STATEMENTS (Note A)

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
In millions, except per share amounts (Unaudited)	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2001
Net Sales	$6,914	$6,346	$27,434	$27,805

Cost of sales	6,272	5,420	23,591	23,652
Research and development expenses	282	268	1,066	1,072
Selling, general and administrative expenses	413	424	1,598	1,765
Amortization of intangibles	16	60	65	178
Purchased in-process research and development charge (Note B)	—	—	—	69
Merger-related expenses and restructuring (Note C)	225	33	280	1,487
Asbestos-related charge (Note D)	828	—	828	—
Insurance company operations, pretax income (loss)	(26)	10	(14)	30
Equity in earnings (losses) of nonconsolidated affiliates	(2)	(55)	40	29
Sundry income—net	53	10	54	394
Interest income	23	24	66	85
Interest expense and amortization of debt discount	203	178	774	733

Income (Loss) before Income Taxes and Minority Interests	(1,277)	(48)	(622)	(613)

Credit for income taxes	(482)	(28)	(280)	(228)
Minority interests' share in income	14	17	63	32

Income (Loss) before Cumulative Effect of Changes in Accounting Principles	(809)	(37)	(405)	(417)

Cumulative effect of changes in accounting principles (Note E)	—	—	67	32

Net Income (Loss) Available for Common Stockholders	$(809)	$(37)	$(338)	$(385)

Share Data
Earnings (Loss) before cumulative effect of changes in accounting principles per common share—basic	$(0.89)	$(0.04)	$(0.44)	$(0.46)
Earnings (Loss) per common share—basic	$(0.89)	$(0.04)	$(0.37)	$(0.43)
Earnings (Loss) before cumulative effect of changes in accounting principles per common share—diluted	$(0.89)	$(0.04)	$(0.44)	$(0.46)
Earnings (Loss) per common share—diluted	$(0.89)	$(0.04)	$(0.37)	$(0.43)
Common stock dividends declared per share of common stock	$0.335	$0.335	$1.34	$1.295
Weighted-average common shares outstanding—basic	912.3	905.2	910.5	901.8
Weighted-average common shares outstanding—diluted	912.3	905.2	910.5	901.8

Depreciation	$473	$421	$1,680	$1,595

Capital Expenditures	$537	$589	$1,623	$1,587

Notes to the Consolidated Financial Statements:

Note A:	The unaudited consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. Certain reclassifications of prior year amounts have been made to conform to current year presentation. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K filed on March 20, 2002, for the year ended December 31, 2001. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.
Note B:
During the third quarter of 2001, a pretax charge of $69 million was recorded for purchased in-process research and development costs associated with the acquisition on June 1, 2001 of Rohm and Haas' agricultural chemicals business.
Note C:
During 2001, pretax costs of $1,487 million were recorded for merger-related expenses and restructuring. These costs included transaction costs, employee severance, the write-down of duplicate assets and facilities, and other merger-related expenses.

In the fourth quarter of 2002, the Company recorded one-time merger and integration costs of $12 million, additional merger-related severance of $45 million, as well as asset write-downs and impairments of $131 million and severance of $37 million related to restructuring activities undertaken by the Company following the appointment of a new President and CEO.

For 2002, merger-related expenses and restructuring included one-time merger and integration costs of $41 million, merger-related severance of $66 million, severance related to a workforce reduction program at Dow AgroSciences of $5 million, asset write-downs and impairments of $131 million related to restructuring activities, and restructuring severance of $37 million.
Note D:
In the fourth quarter of 2002, following the completion of a study to determine the cost of resolving pending and future asbestos claims filed against Union Carbide Corporation and Amchem Products, Inc., the reserve for asbestos-related liabilites was increased to $2.2 billion, resulting in a charge of $828 million after recording related insurance receivables.
Note E:
On January 1, 2001, the Company recorded a cumulative transition adjustment gain of $32 million (net of related income tax of $19 million), upon adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."

On January 1, 2002, the Company adopted SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." The cumulative effect of adoption was a net gain of $67 million and was primarily due to the write-off of negative goodwill related to BSL, partially offset by the write-off of unrelated goodwill impairments. Total goodwill amortization expense, including equity method goodwill, was $42 million in the fourth quarter of 2001 and $141 million for the full year of 2001.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Dec. 31, 2002	Dec. 31, 2001
Assets
Current Assets
Cash and cash equivalents	$1,484	$220
Marketable securities and interest-bearing deposits	89	44
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables—2002: $127; 2001: $123)	3,116	2,868
Other	2,369	2,230
Inventories	4,208	4,440
Deferred income tax assets—current	415	506

Total current assets	11,681	10,308

Investments
Investment in nonconsolidated affiliates	1,565	1,581
Other investments	1,689	1,663
Noncurrent receivables	577	578

Total investments	3,831	3,822

Property
Property	37,934	35,890
Less accumulated depreciation	24,137	22,311

Net property	13,797	13,579

Other Assets
Goodwill	3,189	3,130
Other intangible assets (net of accumulated amortization—2002: $349; 2001: $346)	613	607
Deferred income tax assets—noncurrent	3,470	2,248
Asbestos-related insurance receivables—noncurrent (Note D)	1,489	224
Deferred charges and other assets	1,492	1,597

Total other assets	10,253	7,806

Total Assets	$39,562	$35,515

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$580	$1,209
Long-term debt due within one year	797	408
Accounts payable:
Trade	2,834	2,713
Other	1,789	926
Income taxes payable	202	190
Deferred income tax liabilities—current	30	236
Dividends payable	326	323
Accrued and other current liabilities	2,298	2,120

Total current liabilities	8,856	8,125

Long-Term Debt	11,659	9,266

Other Noncurrent Liabilities
Deferred income tax liabilities—noncurrent	994	760
Pension and other postretirement benefits—noncurrent	3,775	2,475
Asbestos-related liabilities—noncurrent (Note D)	2,072	233
Other noncurrent obligations	3,214	3,306

Total other noncurrent liabilities	10,055	6,774

Minority Interest in Subsidiaries	366	357

Preferred Securities of Subsidiaries	1,000	1,000

Stockholders' Equity
Common stock	2,453	2,453
Additional paid-in capital	—	—
Unearned ESOP shares	(61)	(90)
Retained earnings	9,520	11,112
Accumulated other comprehensive loss	(2,097)	(1,070)
Treasury stock at cost	(2,189)	(2,412)

Net stockholders' equity	7,626	9,993

Total Liabilities and Stockholders' Equity	$39,562	$35,515

See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments and Geographic Areas

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2001
Operating segment sales
Performance Plastics	$1,726	$1,707	$7,095	$7,321
Performance Chemicals	1,253	1,225	5,130	5,081
Agricultural Sciences	635	721	2,717	2,612
Plastics	1,693	1,380	6,476	6,452
Chemicals	898	754	3,361	3,552
Hydrocarbons and Energy	656	506	2,435	2,511
Unallocated and Other	53	53	220	276

Total	$6,914	$6,346	$27,434	$27,805

Operating segment EBIT (1)
Performance Plastics	$80	$72	$612	$643
Performance Chemicals	115	135	650	611
Agricultural Sciences	(36)	35	154	104
Plastics	(63)	(33)	151	125
Chemicals	(48)	16	(78)	111
Hydrocarbons and Energy	46	(8)	96	(22)
Unallocated and Other	(1,191)	(111)	(1,499)	(1,537)

Total	$(1,097)	$106	$86	$35

Geographic area sales
United States	$2,745	$2,576	$11,084	$11,725
Europe	2,311	2,066	9,209	8,891
Rest of World	1,858	1,704	7,141	7,189

Total	$6,914	$6,346	$27,434	$27,805

(1)
The reconciliation between "Earnings (Loss) before interest, income taxes and minority interests ("EBIT")" and "Income (Loss) before income taxes and minority interests" is shown below:

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2001
Earnings (Loss) before interest, income taxes and minority interests ("EBIT")	$(1,097)	$106	$86	$35
Interest income	23	24	66	85
Interest expense and amortization of debt discount	203	178	774	733

Income (Loss) before income taxes and minority interests	$(1,277)	$(48)	$(622)	$(613)

The Dow Chemical Company and Subsidiaries
Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended Dec. 31, 2002			Twelve Months Ended Dec. 31, 2002
Percentage change from prior year
	Volume	Price	Total	Volume	Price	Total
Operating segments
Performance Plastics	—	1%	1%	3%	(6)%	(3)%
Performance Chemicals	2%	—	2%	3%	(2)%	1%
Agricultural Sciences	(9)%	(3)%	(12)%	6%	(2)%	4%
Plastics	10%	13%	23%	8%	(8)%	—
Chemicals	13%	6%	19%	6%	(11)%	(5)%
Hydrocarbons and Energy	1%	29%	30%	4%	(7)%	(3)%

Total	3%	6%	9%	5%	(6)%	(1)%

Geographic areas
United States	1%	6%	7%	(1)%	(4)%	(5)%
Europe	2%	10%	12%	8%	(4)%	4%
Rest of World	9%	—	9%	10%	(11)%	(1)%

Total	3%	6%	9%	5%	(6)%	(1)%

End of Dow Chemical 4Q02 Earnings Release

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  EXHIBIT 99.1
2002 Highlights
The Dow Chemical Company and Subsidiaries Consolidated Statements of Income
The Dow Chemical Company and Subsidiaries Consolidated Balance Sheets
The Dow Chemical Company and Subsidiaries Operating Segments and Geographic Areas
The Dow Chemical Company and Subsidiaries Sales Volume and Price by Operating Segment and Geographic Area